SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                             _________________

                               SCHEDULE 14D-9/A
                              (AMENDMENT NO. 2)

                     SOLICITATION/RECOMMENDATION STATEMENT
                      PURSUANT TO SECTION 14(D)(4) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                             _________________

                              ASARCO INCORPORATED
                           (Name of Subject Company)

                              ASARCO INCORPORATED
                      (Name of Person(s) Filing Statement)

                     COMMON STOCK, NO PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                   043413103
                      (CUSIP NUMBER OF CLASS OF SECURITIES)

                             FRANCIS R. MCALLISTER
                              ASARCO INCORPORATED
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                180 MAIDEN LANE
                           NEW YORK, NEW YORK  10038
                                 (212) 510-2000
                 (Name, address and telephone number of person
              authorized to receive notice and communications on
                   behalf of the person(s) filing statement).

                                With Copies to
                                J. MICHAEL SCHELL
                                MARGARET L. WOLFF
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 735-3000


      This Amendment No. 2 to the Solicitation/Recommendation Statement on
 Schedule 14D-9 relates to the exchange offer for all of the outstanding shares of ASARCO Common Stock which is described in a Tender Offer Statement on Schedule 14D-1 of Phelps Dodge Corporation, a New York corporation ("Phelps Dodge"), filed with the Securities and Exchange Commission on September 3, 1999, which incorporates the prospectus of Phelps Dodge contained in the Registration Statement on Form S-4 of Phelps Dodge filed with the Commission on August 27, 1999, as amended by Amendment No. 1 thereto filed with the Commission on September 1, 1999 and Amendment No. 2 thereto filed with the Commission on September 2, 1999.

 ITEM 9    MATERIAL TO BE FILED AS EXHIBITS.

           Item 9 is hereby amended and supplemented by adding the following
 Exhibit:

 Exhibit 21.    Letter to Employee/Shareholders of ASARCO.


                                 SIGNATURE

      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


                               ASARCO INCORPORATED


                               By /s/ Francis R. McAllister
                                  ________________________________
                                  Name:  Francis R. McAllister
                                  Title: Chairman and
                                         Chief Executive Officer


 Dated:  September 15, 1999